Exhibit 3.2

FIRST AMENDMENT TO

BYLAWS

OF

KARTOON STUDIOS, INC.

(a Nevada corporation)

The By-laws (the “By-Laws”) of Kartoon Studios, Inc. (f/k/a Genius Brands International, Inc.), a Nevada corporation (the “Corporation”), are hereby amended as follows, effective upon the execution of this amendment by the Secretary of the Company:

Section 7 (I) of Article I of the By-laws of the Corporation is hereby deleted in its entirety and replaced with the following:

“QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast at least 33.34% of all the votes entitled to be cast at such meeting shall constitute a quorum; but this section shall not affect any requirement under any statute or the Articles of Incorporation of Corporation for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting despite the absence of a quorum

IN WITNESS WHEREOF, I hereunto subscribe my name this 21st day of September, 2023.

/s/ Michael A. Jaffa
Michael A. Jaffa, Secretary